  FEDNAT HOLDING COMPANY ANNOUNCES VOLUNTARY NASDAQ DELISTING (UPDATED)   Sunrise, Florida, October 26, 2022 – FedNat Holding Company (the “Company”) (Nasdaq: FNHC), a regional insurance holding company, today announced that it has notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its common stock from the Nasdaq Global Market and its intent to file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on or about November 7, 2022. The Company has been advised by Nasdaq that, due to concerns regarding the Company’s noncompliance with Nasdaq’s continued listing requirements, trading in the Company’s common stock will not continue beyond the date of filing the Form 25. Therefore, trading in the Company’s common stock will be suspended prior to market open on November 7, 2022 and Friday, November 4, 2022 will be the last day of trading of the Company’s common stock on Nasdaq. The Company may discuss with market makers for its common stock the possibility of having its common stock quoted on the over-the-counter market, but no arrangements have yet been made in that regard. There can be no assurances that any brokers will continue to make a market in the Company’s common stock or that trading of the common stock will continue on the over-the- counter market or otherwise. As previously reported, the Company has been out of compliance with certain of the Nasdaq listing rules, including Nasdaq Listing Rule 5450(a)(1), which requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A), which provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days. To regain compliance with these Listing Rules, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days prior to November 27, 2022. In addition, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because of the ongoing delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Because of uncertainties surrounding the Company’s ability to regain compliance with the foregoing Nasdaq Listing Rules, the Company’s Board of Directors has determined that the voluntary delisting of the Company’s common stock will be in the best interests of the Company and its shareholders. The Board’s decision was based on careful review of several factors, including the likely inability of the Company to regain compliance and the significant costs associated therewith (including costs associated with requesting a hearing to obtain an extension of time for compliance), the benefits to the Company of eliminating the expense of the Nasdaq listing fees, and eliminating the demands on management’s time of complying with the Nasdaq listing standards. About the Company FedNat Holding Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries, equity investments and contractual relationships with independent agents and general agents. More information is available at https://www.fednat.com/investor-relations/.

  Contacts David K. Patterson, Interim CEO (954) 308-1322 J. Gordon Jennings III, Interim CFO (954) 308-1201 Bernard Kilkelly, Investor Relations (954) 308-1409 or investorrelations@fednat.com ###